Exhibit 5

June 28, 2012

Bristol-Myers Squibb Company

345 Park Avenue

New York, New York 10154

Re:	Bristol-Myers Squibb Company—Registration Statement on Form S-8 relating to the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan, Bristol-Myers Squibb Company 2007 Stock Award and Incentive Plan, Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and Bristol-Myers Squibb Company Savings and Investment Program (the “Registration Statement”)

Ladies and Gentlemen:

I am General Counsel and Corporate Secretary of Bristol-Myers Squibb Company, a Delaware corporation (the “Company”). In connection with the proposed sale of up to 165,003,009 shares of the common stock, par value $.10 per share (the “Shares”), of the Company pursuant to the Bristol-Myers Squibb Company 2012 Stock Award and Incentive Plan, Bristol-Myers Squibb Company 2007 Stock Award and Incentive Plan, Bristol-Myers Squibb Company Employee Incentive Thrift Plan, Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, and Bristol-Myers Squibb Company Savings and Investment Program (the “Plans”) with respect to which a Registration Statement on Form S-8 has been prepared for filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), I have examined or supervised the examination of the originals, or duplicates or certified or conformed copies, of such corporate records, other documents and questions of law as I considered necessary for the purpose of this opinion. In rendering the opinion set forth below, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as duplicates or certified or conformed copies.

Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that, in respect of Shares that may be originally issued by the Company in connection with the Plans, such Shares have been duly authorized by all necessary corporate action and, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, such Shares will be legally issued, fully paid and non-assessable.

I am duly admitted to practice in the State of New York. I do not express any opinion herein concerning any law other than the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware.

I hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 and to the reference to me under the caption “Legal Opinion” and “Interests of Named Experts and Counsel” in the Registration Statement and any related Prospectus, and any amendments thereto, filed or distributed in connection with the Plans. In giving such consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sandra Leung
Sandra Leung
General Counsel and Corporate Secretary Bristol-Myers Squibb Company

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